Exhibit 99.1

FOR IMMEDIATE RELEASE

DIGITAL GENERATION AND CLINTON GROUP REACH AGREEMENT TO NOMINATE TWO NEW INDEPENDENT DIRECTORS FOR ELECTION AT 2012 ANNUAL MEETING OF STOCKHOLDERS

Clinton Group Agrees to Support DG’s Director Nominees

Special Committee’s Exploration of Strategic Alternatives Remains Active and Ongoing

DALLAS, TX — January 16, 2013 — DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today announced that it has reached an agreement with Clinton Group, Inc., Clinton Magnolia Master Fund, Ltd., Clinton Spotlight Master Fund, L.P., Clinton Special Opportunities Master Fund, Ltd. and Clinton Relational Opportunity Master Fund, L.P. (the “Clinton Group”) relating to the Company’s 2012 Annual Stockholder Meeting.

Under the terms of the agreement, the Company will nominate Melissa Fisher and Peter Markham for election to three-year terms at its 2012 Annual Meeting on February 21, 2013.  DG intends to increase the size of the Board from seven to eight members.  The Clinton Group, which owns approximately 6% of the outstanding shares of DG’s common stock, has agreed to vote its shares in support of all DG director nominees at the 2012 Annual Stockholder Meeting.

As previously announced, DG has formed a Special Committee of the Board of Directors composed of three independent directors to review DG’s strategic alternatives.  The Special Committee process and the exploration of DG’s strategic alternatives remain active and ongoing, and the Special Committee currently is engaged in negotiations regarding DG’s strategic alternatives.  DG can offer no assurances that such negotiations will result in a transaction agreement containing terms satisfactory to DG.  DG’s strategic alternatives process is expected to be completed in the near future and DG does not intend to disclose developments in this process until such time as the Board of Directors determines to enter into any transaction or DG otherwise deems further disclosure appropriate.  DG will make disclosures regarding the Special Committee process prior to the 2012 Annual Meeting on February 21, 2013.

“We believe this agreement with the Clinton Group is in the best interests of the Company and all DG stockholders,” said Jeffrey Rich, Chair of the DG Nominating and Corporate Governance Committee.  “We welcome the addition of Melissa and Peter and look forward to their participation as Board members.  As a Board we remain focused on driving enhanced value for all of our stockholders, including through the evaluation of strategic alternatives for the Company.”

“We are pleased that DG’s strategic review process is ongoing and that the Special Committee is working hard to achieve a favorable outcome for stockholders,” said George Hall, Chief Executive Officer of the Clinton Group.  “We believe that these two new independent directors will assist DG with its path forward.”

Melissa Fisher

Melissa Fisher has more than 15 years of experience in corporate finance and investment banking and has a strong understanding of corporate finance and strategic business planning activities.  She most recently served as a Managing Director at Foros, a boutique investment banking firm, from September 2009 to March 2012.  While at Foros, she was a member of the Fairness Opinion Committee and focused on technology and media mergers and acquisitions transactions.  Prior to that, Ms. Fisher worked in the Technology Mergers & Acquisitions Group of Banc of America Securities LLC, an investment banking subsidiary of Bank of America, most recently as a Managing Director.  From August 1998 to 2001, she

was in the Mergers & Acquisitions and Communications, Media and Entertainment Groups of Goldman, Sachs & Co.  Prior to her work in investment banking, Ms. Fisher was a financial analyst for Fox Television, a division of News Corporation, a global vertically integrated media company.  Ms. Fisher received an AB in government from Harvard University and a MBA from Harvard Business School.

Peter Markham

Peter Markham has more than 10 years of experience in corporate finance, including over eight years as an investment banker and three years as an investment professional focusing on companies in the technology, media and telecommunications industries.  He has served as Chairman of the Board and the principal executive officer of Granite Broadcasting Corporation, a broadcasting holding company focusing on local TV and digital media, since August 2009.  Prior to that, Mr. Markham was a senior investment professional at Silver Point Capital, L.P., a registered investment adviser focused on credit and special situations investments, and its affiliate, Silver Point Europe, LLP, where he led the coverage of the technology, media and telecom verticals across the United States and Europe.  From February 1998 to May 2006, Mr. Markham was an investment banker at Daniels & Associates, L.P.  He is also a director of Communications Corporation of America, a leading medium-market TV broadcast and digital media company, SPTV LLC, a broadcasting company focusing on Spanish language media, Tablet TV, LLC, a joint venture formed to deliver live TV and datacasting services to mobile devices, and NBR Worldwide, Inc., a television production company.  Mr. Markham received a BS in marketing from Clemson University and a MBA from New York University.

The complete agreement between DG and the Clinton Group will be filed in a Form 8-K with the Securities and Exchange Commission.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries.  The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively.  The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising.  For more information, visit www.DGit.com.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than statements of historical facts are forward-looking statements.  Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties, and other factors that may cause the strategic alternatives process to fail for a variety of reasons, including factors discussed under the heading “Risk Factors” in DG’s Annual Report on form 10-K filed on February 29, 2012 and additional reports DG files with the Securities and Exchange Commission.

Contacts:

Media:

Andy Brimmer / Jamie Moser / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Investors:

Dan Burch / Laurie Connell

MacKenzie Partners, Inc.

(212) 929-5500